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                               AMENDMENT NO. 1 TO
                            ASSET PURCHASE AGREEMENT

         THIS AMENDMENT NO. 1 (this "Amendment No. 1"), dated as of February 23, 2001, to the ASSET PURCHASE AGREEMENT (the "Purchase Agreement"), dated as of October 25, 2000, is made and entered into by and among LONDON BRIDGE SOFTWARE HOLDINGS PLC, a corporation organized under the laws of England and Wales ("Parent"), LONDON BRIDGE PHOENIX SOFTWARE, INC. (formerly known as London Bridge Acquisition Company, Inc.), a Delaware corporation and an indirect wholly owned subsidiary of Parent (the "Purchaser"), and PHOENIX INTERNATIONAL LTD., INC., a Florida corporation (on behalf of itself and its subsidiaries the "Seller").

                              W I T N E S S E T H:

         WHEREAS, Parent, the Purchaser and the Seller are parties to the Purchase Agreement;

and
         WHEREAS, the parties desire to enter into this Amendment No. 1 in order to amend certain terms and conditions of the Purchase Agreement.

         NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained herein and in the Purchase Agreement, the parties do hereby agree to amend the Purchase Agreement as follows:

         1. Section 1.6 of the Purchase Agreement is hereby amended by adding the following to the end of such Section 1.6:

         "If the Purchaser exercises the New Zealand Share Option, any and all indebtedness, liabilities and obligations owed by Phoenix International A.P. Limited New Zealand to Parent or any of its Affiliates or by Parent or any of its Affiliates to Phoenix International A.P. Limited New Zealand shall be cancelled and terminated as of the Closing. Notwithstanding the foregoing, if the New Zealand Share Option is exercised, the intercompany payable from Phoenix to Phoenix International A.P. Limited New Zealand shall be an Assumed Liability to the extent there is an equal and opposite intercompany receivable recorded in Phoenix International A.P. Limited New Zealand."

         2. Section 2.2(a) of the Purchase Agreement is hereby deleted in its entirety and replaced with the following:

         "deposit in escrow with the escrow agent identified in the form of Escrow Agreement attached as Exhibit 2.2(a) (the "Escrow Agreement")
         (i) an amount equal to 25% of the Purchase Price (the "Escrow Amount") and (ii) $6,500,000 (the "Holdback Amount"), which amounts shall be held and disbursed in accordance with the terms of this Agreement and such Escrow Agreement; and"


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         3.       Section 2.3(b) of the Purchase Agreement is hereby amended by deleting the first sentence of such Section 2.3(b) in its entirety and replacing it with the following:

         "As promptly as practicable following the Closing Date (but in any event within twenty (20) business days, the Purchaser will prepare (in consultation with the Seller) and deliver to the Seller a revised balance sheet which shall reflect the net working capital of the Seller as of the Closing Date after application of the agreed upon adjustments which shall be calculated in accordance with the methodology described in Schedule 2.3(a) (the "Preliminary Purchase Price Adjustment")."

         4. Section 5.12(c) of the Purchase Agreement is hereby deleted in its entirety and replaced with the following:

         "COBRA Coverage. Notwithstanding anything in this Agreement to the contrary, the Purchaser shall offer and provide all notice, continuation coverage and benefits required under Section 4980B of the Code and/or Part 6 of Title I of ERISA (collectively, "COBRA Coverage") to each of the Transferred Employees and each "qualified beneficiary" (as defined under Section 4980B of the Code and/or Part 6 of Title I of ERISA (collectively, "COBRA")) ("Qualified Beneficiary") whose status as such arises as a result of an applicable relationship to one or more of the Transferred Employees, as may be required on or after the Closing, regardless of whether such COBRA Coverage is statutorily or otherwise required to be provided by the Purchaser or the Seller or any of their respective affiliates (present or future)."

         5. Pursuant to Section 5.3(b) of the Purchase Agreement, the Purchaser hereby approves the revised Section 1.2(d) to the Seller Disclosure Letter (including the revised Exhibit 1.2(d) thereof) delivered by the Seller to the Purchaser on the date hereof. In addition, the Purchaser hereby agrees promptly after the Closing Date to enter into good faith negotiations to amend the "voice contract" with AT&T included in the revised Section 1.2(d) of the Seller Disclosure Letter, including amending the contract to waive any accrued penalties thereunder; provided, that if such penalties are not waived by AT&T, the liabilities associated with such penalties shall remain with the Seller and be an Excluded Liability.

         6. Except as set forth in this Amendment No. 1, the Purchase Agreement shall remain in full force and effect.

         7. This Amendment No. 1 may be executed in one or more counterparts, each of which shall constitute an original and all of which shall constitute one and the same Amendment.

         8. Except as otherwise provided in this Amendment No. 1, capitalized terms used in this Amendment No. 1 have the meaning given to such terms in the Purchase Agreement.


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         IN WITNESS WHEREOF, the Parties have caused this Amendment No. 1 to be duly executed, as of the date first above written.

                                 LONDON BRIDGE SOFTWARE HOLDINGS PLC

                                 By:               /s/ Chris Rowbottom
                                     -------------------------------------------
                                 Name:             Chris Rowbottom
                                       -----------------------------------------
                                 Title:            Director
                                        ----------------------------------------


                                 LONDON BRIDGE PHOENIX SOFTWARE, INC.


                                 By:               /s/ Chris Rowbottom
                                     -------------------------------------------
                                 Name:             Chris Rowbottom
                                       -----------------------------------------
                                 Title:            Chief Executive Officer
                                        ----------------------------------------


                                 PHOENIX INTERNATIONAL LTD., INC.


                                 By:               /s/ Bahram Yusefzadeh
                                     -------------------------------------------
                                 Name:             Bahram Yusefzadeh
                                        ----------------------------------------
                                 Title:            Chief Executive Officer
                                         ---------------------------------------


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